PARAMOUNT COMMUNICATIONS INC.                NEWS
          15 Columbus Circle
          New York, NY 10023-7780
          212-373-8558


FOR IMMEDIATE RELEASE                             December 22, 1993

NEW YORK, Dec. 22 -- Paramount Communications Inc. announced today that it had entered into a merger agreement with QVC Network Inc. The merger agreement was unanimously approved by the Board of Directors of Paramount this morning. The Board will recommend the QVC proposal to its shareholders. The agreement provides for a merger of the two companies following completion of a tender offer by QVC for 61,607,894 shares, or approximately 51%, of the outstanding common stock of Paramount. Under the terms of the agreement, QVC will amend its existing tender offer to increase the price from $90 to $92 per share in cash.

     Martin S. Davis, chairman and chief executive officer of Paramount, said: "The merger agreement with QVC included bidding procedures previously adopted by the Board of Directors of Paramount. In addition, Paramount reported that it had also entered into an agreement with Viacom, Inc. which incorporated the same bidding procedures. These procedures," he stated, "are designed to provide the highest value for Paramount shareholders by creating a level playing field. They allow existing bidders to increase their bids. In addition, the procedures give the shareholders of Paramount an opportunity to choose should there be more than one offer outstanding in the final stage of the bidding process. Moreover, the merger agreement does not prohibit any new bids by a third party."

     Paramount also announced that in connection with the execution of its merger agreement with QVC it had terminated its existing merger agreement with Viacom.

     Paramount also said that in connection with the receipt of bids on December 20, 1993, Viacom advised Paramount that it was considering raising its offer.

     Following completion of the tender offer, under the terms of the merger agreement, each Paramount share that is not purchased in the tender offer will be acquired in a second-step merger in exchange for
1.43 shares of QVC common stock, .32 shares of a new series of 6% cumulative non-convertible exchangeable preferred stock of QVC and .32 warrants to purchase one share of QVC common stock per whole warrant at a price of $70.34 per share exercisable at any time prior to the tenth anniversary of the merger.

     Based on December 21, 1993, closing prices of QVC, the value of the consideration in the second step merger would be approximately $76 per share, and the blended value of the total consideration would be approximately $84.

                               -more-

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     The New series of QVC preferred stock will bear dividends at a rate of 6% per annum, payable quarterly, will have a liquidation preference of $50 per share, will be redeemable by QVC at declining redemption premiums at any time after the fifth anniversary of the QVC second-step merger and will be exchangeable by QVC after the third anniversary of the QVC second-step merger into QVC 6% junior subordinated debentures. Each QVC warrant will entitle the holder to purchase one share of QVC Common Stock per whole warrant at a price of $70.34 per share, will be exercisable at the holder's option at any time prior to the tenth anniversary of the QVC second-step merger, will be exercisable using cash or an equivalent amount of liquidation preference of new QVC preferred stock or principal amount of 6% Junior Subordinated Debentures, and will be callable by QVC at $15 per warrant on and after the fifth anniversary of the QVC second-step merger.

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Contact:  Jerry Sherman                         Thomas J. Davies
          Paramount Communications Inc.         Kekst and Company
          (212) 373-8725                        (212) 593-2655

          Carl D. Folta
          Paramount Communications Inc.
          (212) 373-8530